UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HALLADOR ENERGY COMPANY

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount Previously Paid:
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April 9, 2018

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2018

As a shareholder of Hallador Energy Company, you are hereby given notice of, and invited to attend in person or by proxy, Hallador Energy Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”). The 2018 Annual Meeting will be held at the offices of Yorktown Partners, LLC, 410 Park Avenue, 19th Floor, New York City, New York 10022 on Wednesday, May 23, 2018 at 10:30 a.m. Eastern Time, for the following purposes:

1.	To elect five directors to the Board of Directors to serve for a one-year term;
2.	To approve, on an advisory basis, Hallador Energy’s executive compensation of Named Executive Officers;
3.	To consider and act upon such other matters as may properly come before the Meeting and any adjournments thereof.

The Board has fixed the close of business on March 29, 2018 as the record date for the determination of shareholders entitled to notice of and to vote at the 2018 Annual Meeting and any adjournment or postponement thereof.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials primarily via the Internet, rather than mailing paper copies of these materials to each shareholder. On or about April 9, 2018, we began mailing a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the proxy materials, submit your proxy, and request paper copies of the proxy materials.  We believe this process expedites shareholders’ receipt of the proxy materials, lowers the cost of our 2018 Annual Meeting through lower printing and distribution costs, and reduces the environmental impact associated with printing a large volume of proxy materials. Your vote is important.  We urge you to review the Proxy Statement carefully and to submit your proxy or voting instructions as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Brent K. Bilsland
Chairman of the Board, President and CEO

1660 Lincoln Street, Suite 2700, Denver, Colorado 80264

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2018

This Notice of Annual Meeting, the Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”) (which we are distributing in lieu of a separate annual report to shareholders), are available on our website at www.halladorenergy.com in the “Annual Meeting Materials” subsection of the “News and Events” section. Additionally, you may access the Notice of Annual Meeting, the Proxy Statement and the Form 10-K at http://materials.proxyvote.com/40609P.

TABLE OF CONTENTS

GENERAL MEETING INFORMATION	4
DELIVERY OF PROXY MATERIALS	4
VOTING INFORMATION	5
PROPOSAL NO. 1: ELECTION OF DIRECTORS	7
Information about the Director Nominees	7
CORPORATE GOVERNANCE	9
Board of Directors and its Committees	9
Code of Conduct	10
Criteria for Director Nominations	10
Shareholder-Recommended Director Candidates	11
Board Leadership Structure	11
Director Independence	11
Director Compensation	12
Audit Committee Report	12
Board Risk Oversight	13
Compensation Committee Risk Assessment	13
Policy for Approval of Related Person Transactions	13
Shareholder Communications with our Board	13
INFORMATION ABOUT OUR NON-DIRECTOR NEO	14
PROPOSAL NO. 2: ADVISORY VOTE APPROVING NAMED EXECUTIVE OFFICERS’ COMPENSATION.	14
2017 CEO Pay Ratio	15
Compensation Discussion and Analysis	15
Compensation Committee Report	16
Compensation Committee Interlocks and Insider Participation	16
NAMED EXECUTIVE OFFICERS (NEOS) COMPENSATION	17
Summary Compensation Table Under Item 402 of Regulation S-K	17
Realized Compensation per W-2s and “At Risk” Compensation Table	17
Outstanding Equity Awards at December 31, 2017	17
Restricted Stock Unit Plan and Stock Bonus Plan	18
2018 COMPENSATION TO BE PAID TO NEOs	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20
INDEPENDENT AUDITORS’ FEES AND SERVICES	20
PROPOSALS BY SECURITY HOLDERS	20
CONTACT INFORMATION	20

HALLADOR ENERGY COMPANY PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2018

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Hallador Energy Company (the “Company”, "Hallador", "we" or "us") to holders of our common stock in connection with the solicitation by the Board of proxies to be voted at the 2018 Annual Meeting of Shareholders (the “Meeting”.)

GENERAL MEETING INFORMATION

Date and Location of Meeting

Our Meeting will be held on Wednesday, May 23, 2018 at 10:30 a.m. Eastern Time, at the offices of Yorktown Partners, LLC, 410 Park Avenue, 19th Floor, New York City, New York 10022, or at such other time and place in the event that the meeting is postponed or adjourned.  References in this Proxy Statement to the 2018 Annual Meeting also refer to any adjournments, postponements or changes in time or location of the meeting, to the extent applicable.

Who can attend the Meeting?

We invite all Hallador shareholders as of the Record Date or their named representatives and members of their immediate family to the Meeting.  We reserve the right to limit the number of representatives who may attend.  Proof of ownership and identification is required to attend the Meeting.  A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership.  Cameras, recording devices, and other electronic devices are not allowed at the Meeting.

We ask that you RSVP to Hallador by May 18, 2018, via email to investorrelations@halladorenergy.com, attention Rebecca Palumbo or by telephone to 1-800-839-5506, ext. 316.

What is the purpose of the Meeting?

At the Meeting, shareholders will act upon the matters outlined in the “Notice of Annual Meeting”, which appears on the cover page of this Proxy Statement, including

1.	The election of five directors.
2.	Advisory vote approving named executive officers’ compensation.
3.	Any other matters that may properly come before the Meeting or any postponement or adjournment thereof.

DELIVERY OF THE PROXY MATERIALS

Mailing Date

On or about April 9, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) to our shareholders containing instructions on how to access the proxy materials and submit your proxy online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2018 Annual Meeting.

Shareholders Sharing an Address

Registered Shareholders—Each registered shareholder (meaning you own shares in your name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability, regardless of whether you have the same address as another registered shareholder.

Street Name Shareholders—If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), applicable rules permit brokerage firms and our company, under certain circumstances, to send one Notice of Availability to multiple shareholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings.   If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address.  If you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. If your household is receiving multiple copies of the Notice of Availability and you wish to request delivery of a single copy, you should contact your broker directly.

VOTING INFORMATION

Who is entitled to vote?

Only shareholders of record at the close of business on March 29, 2018 (the “Record Date”), are entitled to receive notice of the Meeting and to vote the shares of common stock of the Company (“Common Stock”).  The holders of the Common Stock may vote on all matters presented at the Meeting and will vote together as a class.  Each outstanding share of Common Stock entitles the holder to one vote.  As of the Record Date, there were 29,955,713 shares of Common Stock outstanding.

As of the Record Date the Company's officers and directors are the record and beneficial owners of a total of 13,502,218 shares (45.1%) of the Company's outstanding common stock.  Management intends to vote all of its shares in the manner recommended by the Board for each matter to be considered by the shareholders.

What constitutes a quorum?

One-third of the outstanding common shares entitled to vote, represented in person or by proxy, constitutes a quorum for the Meeting.

How do I vote?

Our proxy materials are available to shareholders on the Internet and by mail.  You may read, print and download our 2017 Form 10-K, 2018 Proxy Statement and Proxy Card at http://materials.proxyvote.com/40609P.  On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail.  You may vote your shares by the Internet, by regular mail or in person at the Meeting.  Each of these voting options is described in the Notice of Availability and the Proxy Card.

To ensure that your vote is counted at the Meeting, regardless of whether you plan to attend, you should vote by using the Internet voting option on your Proxy Card or mailing in your Proxy Card. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted by the recommendations of the Board. In connection therewith, the Board has designated Brent K. Bilsland, Chairman, President and CEO, and Lawrence D. Martin, CFO, as proxies. If you indicate a choice concerning any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted per your instructions.

Information for Beneficial Owners

If you hold your Hallador shares in a brokerage, bank or other institutional account, you are considered the beneficial owner of those shares, but not the record holder. This means that you vote by providing instructions to your broker rather than directly to the Company. Unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf.  For your vote on any other matters to be counted, you will need to communicate your voting decisions to your broker, bank or other institution before the date of the Meeting using the voting instruction form that the institution provides to you.  If you would like to vote your shares at the meeting, you must obtain a proxy from your financial institution and bring it with you to hand in with your ballot.

What if I do not specify how my shares are to be voted?

For “Proposal No. 1 – Election of Directors,” if you submit a proxy but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of the Company’s Board of Directors (the “Board”).

For “Proposal No. 2 – Advisory Vote Approving Named Executive Officers’ Compensation,” if you submit a proxy but do not indicate any voting instructions, your shares will be counted as a vote approving the compensation of the Company’s Named Executive Officers.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your Proxy Card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company at our address above either a notice of revocation or a duly executed proxy bearing a later date.  If you attend the Meeting in person you may revoke your proxy and vote in person.

What if other matters come up at the Meeting?

The matters described in this Proxy Statement are the only matters we know that will be voted on at the Meeting.  If other matters are properly presented at the Meeting, the proxy holders will vote your shares as they see fit.

Can I vote in person at the Meeting rather than by completing the Proxy Card?

Although we encourage you to complete and return the Proxy Card to ensure that your vote is counted, you can attend the Meeting and vote your shares in person.

How are votes counted?

We will hold the Meeting if holders of one-third of the total shares of Common Stock entitled to vote either sign and return their Proxy Cards or attend the Meeting.  If you sign and return your Proxy Card, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to vote on any of the proposals listed on the Proxy Card.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Meeting.  The final voting results will reported in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Meeting.

Who pays for this proxy solicitation?

The Company will pay all the costs of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card, and any additional solicitation materials furnished to shareholders.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  Also, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  In addition to sending you these materials, some of the Company’s employees may contact you by telephone, by mail, or in person.  None of these employees will receive any extra compensation for doing this.

What vote is required to approve each item?

Election of Directors.  At the Meeting, five director-nominees are standing for election to the Board.  Each director-nominee will serve on the Board until his successor is duly elected and qualified.  Director-nominees will be elected by majority of the votes cast by holders of the Common Stock, represented in person or by proxy at the Meeting.  This means that the director-nominees will be elected if they receive more votes cast for than against his election.  A properly executed proxy marked “Withheld” with respect to the election of any director-nominee will not be voted with respect to such director-nominee indicated, although it will be counted for purposes of determining whether there is a quorum.

Say-on-Pay.  At the Meeting, we are asking shareholders to vote to approve on advisory basis on the compensation paid to the Named Executive Officers.  A majority of the shares of Common Stock represented at the Meeting and entitled to vote on this proposal must vote FOR the proposal to approve it. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes do not affect the vote. Your vote will not directly affect or otherwise limit or enhance any existing compensation or award arrangement of any of our named executive officers, but the outcome of the say-on-pay vote will be taken into account by the Compensation and Nominating Committee when considering future compensation arrangements.

Other Matters.  For most other matters that properly come before the Meeting, the affirmative vote of a majority of shares of Common Stock, present in person or represented by proxy and voted at the Meeting, will be required.

PROPOSAL NO. 1: ELECTION OF DIRECTORS.

At our 2017 Annual Meeting our shareholders elected a Board of seven directors.  Two of our directors elected at  that meeting have passed away; John Van Heuvelen on May 17, 2017, and Victor P. Stabio, our Chairman of the Board, on March 7, 2018.  The Board has decided not to fill the vacancies and reduce the board size to five members.

Our current directors are listed below and nominated for re-election at the Meeting.  Each of the directors elected at the Meeting will serve a one-year term expiring at the next annual meeting of shareholders or until their successors have been elected and qualified, or until he resigns or is removed.  Each agreed to be named in this proxy statement and to serve if elected.

Under Hallador’s Bylaws, in an uncontested election, directors are elected by plurality of votes cast with respect to such director, meaning that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. Your broker may not vote your shares on this proposal unless you give voting instructions.  Abstentions and broker non-votes do not affect the vote. Any director who receives a greater number of votes “against” his or her election than votes “for” in an uncontested election must tender his or her resignation.

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected.  However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

Information about the Director Nominees

Below is information about each nominee, including biographical data for at least the past five years and an assessment of the skills and experience of each nominee.

The Board recommends that you vote FOR all of the Nominees.

Name	Age	Position(s) and year appointed
Brent K. Bilsland	44	Chairman (2018), CEO (2014), President and Director (2009)
David C. Hardie	67	Director (1989)
Steven Hardie	64	Director (1994)
Bryan H. Lawrence	75	Director (1995)
Sheldon B. Lubar	88	Director (2008)

BRENT K. BILSLAND, Chairman of the Board, President and CEO.    On March 9, 2018, Mr. Bilsland assumed the role of Chairman of the Board, in addition to his role as President and CEO.   Mr. Bilsland has been a director and our President since 2009 and our CEO since January 2014.  He was President of Sunrise Coal, LLC, our primary operating subsidiary, from July 2006 through November 2017. Previously, Mr. Bilsland was Vice President of Knapper Corporation, a private corporation, from 1998 to 2004.  Mr. Bilsland is a graduate of Butler University located in Indianapolis, Indiana.

Mr. Bilsland brings broad industry experience and significant operational capabilities to our Company. He has an intimate understanding of our business and its operations that benefits us.  Mr. Bilsland’s personal investment in Hallador stock, combined with his wife and children, is 3.9% (1,162,455  shares) in addition to his 275,000 RSUs that will lapse/vest equally over four years beginning December 2018.  Mr. Bilsland currently serves as a director of both the

National Mining Association (NMA) and the Indiana Coal Council (ICC).  In 2015 and 2016, Mr. Bilsland served as the Chairman of the ICC.

DAVID C. HARDIE, Director has served on our board since 1989.  He is also the Chair of our Audit and Compensation and Nominating committees. From July 1989 through January 2014 Mr. Hardie was our Chairman of the Board.   He is the Chairman of the Board and Chief Executive Officer of Hallador Investment Advisors Inc., which manages Hallador Cash Fund LP, Hallador Alternative Assets Fund, and Hallador Balanced Fund. Mr. Hardie is and serves as a director and partner of other private entities that are owned by members of his family and also serves as Chairman of Parasol Tahoe Community Foundation.  Mr. Hardie is a graduate of California Polytechnic University, San Luis Obispo.  He also attended the Owner/President Management program at the Harvard Business School.

STEVEN HARDIE, Director, has served on our board since 1994. He is manager of NextG LLC a family investment partnership formed in 2016. For the past 32 years, he has been a private investor and serves as director and partner of other private entities owned by members of his family.

Messrs. David and Steven Hardie have served as our board members for the last 29 and 24 years, respectively.  Both have been private investors in many companies over their careers and served on numerous boards.  At one time, the two brothers and their family owned over 50% of our common stock.

Currently, the two brothers beneficially own through various entities 11.4% of our common stock giving them a vested interest in monitoring the well-being of our Company, although Messrs.  David and Steven Hardie disclaim any beneficial ownership of any other shares held by such entities. Their significant broad experience, as well as intimate knowledge of our Company, are tremendous benefits to us in planning and executing our corporate strategy.

BRYAN H. LAWRENCE, Director, has served on our board since November 1995. Mr. Lawrence is a founder and senior manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies engaged in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc. where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Carbon Natural Gas Company, Ramaco Resources, Inc., and Star Group, L.P. (each a United States publicly traded company) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Mr. Lawrence, who controls 19.6% of our stock, has been a board member for the last 23 years. He sits on numerous boards for both private and public companies that are involved in the energy business. His experience with us and in other energy companies, gives us a significant benefit. As with most of our other board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

SHELDON B. LUBAR, Director, has served on our board since 2008. Since 1977, Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded. During the past five years, he served on the board of Approach Resources, Inc., Crosstex Energy, Inc., Crosstex Energy L.P., and other private companies.  Mr. Lubar currently serves on the board of Star Gas Partners L.P. and on the boards of a number of private companies. Mr. Lubar holds a bachelor's degree in Business Administration and a law degree from the University of Wisconsin-Madison. He was awarded Honorary Doctorates degrees from the University of Wisconsin-Milwaukee, University of Wisconsin-Madison and the Medical College of Wisconsin.

Mr. Lubar, who controls 9.3% of our stock, has been on our board for ten years.  Mr. Lubar is a very successful entrepreneur and sits on numerous boards in the energy business along with Mr. Lawrence. With his 9.3% stake, he too has a vested interest in our success.

We believe that board members who are willing and able to have a sizable portion, or in some case a substantial portion, of their personal net worth invested in us tend to be conscientious directors.  In other words, our directors’ interests are closely aligned with our shareholders’ interests.  If our stock increases, our directors’ benefit directly and so do our other shareholders.

Officers are appointed by and serve at the discretion of the Board.

CORPORATE GOVERNANCE

Board of Directors and its Committees

Each of the board members up for re-election attended at least 75% of the Board and Committee meetings (in person or by telephone) which he served during the year.  We had nine Board meetings during 2017.  Other Board actions were taken by written unanimous consent.

We do not have a specific policy regarding attendance at the annual shareholders meeting. All directors, however, are encouraged to attend if available.  Two of our directors attended our 2017 Annual Meeting of Shareholders, one in person and one via conference call.

The Board has an Audit Committee, a Compensation and Nominating Committee, and an Executive Committee.  The current charters for the Audit Committee and the Compensation and Nominating Committee are available on our website, www.halladorenergy.com.  The Board committee members, as of the date of this Proxy Statement, are identified in the following table:

Name	Audit Committee	Compensation and Nominating Committee	Executive Committee

David C. Hardie	Chairman and Financial Expert	Chairman	X
Steven Hardie		X
Bryan H. Lawrence	X	X	X
Sheldon B. Lubar	X	X
Brent K. Bilsland			Chairman

Audit Committee and Financial Expert

The Audit Committee met four times during 2017. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

(i)	The integrity of the financial reports and other financial information provided by us to the public or any governmental body;
(ii)	Our compliance with legal and regulatory requirements;
(iii)	Our systems of internal controls over financial reporting;
(iv)	The qualifications and independence of our independent auditors;
(v)	Our auditing, accounting, and financial reporting processes generally; and
(vi)

The performance of such other functions as the Board may assign from time to time. To this end, the Audit Committee will maintain free and open communication with the Board, the independent auditors, and any other person responsible for our financial management.

All Audit Committee members are “independent” as defined by the Nasdaq listing standards, including those standards applicable specifically to audit committee members.  In addition, no member of the Audit Committee has served as one of our officers or employees at any time.  All members of the Audit Committee are “non-employee directors” as defined in SEC rules.

Compensation and Nominating Committee

Our Compensation and Nominating Committee consists of four members. It held four meetings in 2017, and actions were taken by unanimous written consent. The purpose of our Compensation and Nominating Committee is to:

(i)	Oversee our executive and director compensation;
(ii)	Oversee and administer our stock incentive plans;
(iii)

Assist our Board by identifying individuals qualified for election and re-election as Board members and to recommend to our Board the director nominees for each annual meeting of shareholders, subject to the provisions of any shareholder or similar agreement binding on us;

(iv)

Recommend to the Board director nominees for each committee of the Board, subject to the provisions of any shareholder or similar agreement binding on us; and Act on specific matters within its delegated authority, as determined by the Board from time to time.

All Compensation and Nominating Committee members are “independent” as defined by the Nasdaq listing standards, including those standards applicable specifically to compensation committee members. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. All members of the Compensation and Nominating Committee are “non-employee directors” as defined in SEC rules.

Executive Committee

Our Executive Committee did not meet during 2017. When the Board is not in session, the Executive Committee has all of the power and authority as delegated by the Board, except with respect to:

(i)	Amending our Articles of Incorporation and Bylaws;
(ii)	Adopting an agreement of merger or consolidation;
(iii)	Recommending to shareholders the sale, lease or exchange of all or substantially all of our property and assets;
(iv)	Recommending to shareholders our dissolution or revocation of any dissolution;
(v)	Declaring a dividend;
(vi)	Issuing stock:
(vii)	Appointing member of the Board committees; and
(viii)	Changing major lines of business.

Code of Conduct

Our Board adopted the Company’s Code of Conduct, which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf. The Code of Conduct provides, among other things, that our directors, officers, and employees will: (i) comply with all laws, rules, and regulations applicable to us; (ii) avoid conflicts of interest; (iii) protect our assets and maintain our confidentiality; (iv) honestly and accurately maintain records and make required disclosures; and (v) promote ethical behavior and report violations of law, rules, regulations or the Code of Conduct.

The Code of Conduct is available on our website, www.halladorenergy.com.

Criteria for Director Nominations

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, ability to make analytical inquiries, understanding of our business environment, and willingness to devote adequate time to director duties, and diversity (although no formal policy exists, considered along with the aforementioned factors), all in the context of the perceived needs of the Board at that time. Stock ownership could also be a consideration.

Shareholder-Recommended Director Candidates

Our Board is responsible for identifying individuals qualified to become board members and nominees for directorship are selected by the Board. Although the Board is willing to consider candidates recommended by our shareholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our shareholders. The Board believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.  Our Board will consider director candidates recommended by shareholders who are highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board.  Shareholders recommending candidates for consideration should send their recommendations, including the candidate’s name, address, principal occupation, number of shares of Common Stock held by the proposed director candidate, and the recommending shareholder’s name, address and number of shares of common stock held, and any other information about the candidate’s qualifications to Hallador Energy Company, Attn: President, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264.

Submissions must include sufficient biographical information concerning the recommended individual, including age, educational background, employment history for at least the past five years indicating employer’s name and description of the employer’s business, and any other biographical information that would assist the Board in determining the qualifications of the individual. The Board will consider all candidates, whether recommended by shareholders or members of management. The Board will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at that annual meeting. The Board will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board, as our Board believes it is in our best interests to make that determination based on position and direction, and membership of the Board.  Prior to the passing of our Chairman, Victor Stabio, on March 7, 2018, the position of CEO and Chairman were separate.  Due to the unexpected passing of Mr. Stabio, our Board appointed Brent K. Bilsland to a combined role as Chairman, President and CEO on March 9, 2018

We have a small Board; therefore, its members concluded that Mr. Bilsland is best suited to serve as Chairman and CEO.  The other directors have a signicant monetary stake in the Company which incentivizes them to provide oversight of Mr. Bilsland’s combined role.

Director Independence

As required by Nasdaq rules, the Board will evaluate the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact a director’s independence or effectiveness (e.g., in connection with a change in employment status or other significant events). This process is administered by our Audit Committee, which consists entirely of directors who are independent under applicable Nasdaq and SEC rules.  After considering all relevant relationships with us, the Audit Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.

In making independence determinations, our Audit Committee and Board consider relevant facts and circumstances, including (i) the nature of any relationships with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, (ii) the significance of the relationship to us, the other organization and the individual director, (iii) whether or not the relationship is solely a business relationship in the ordinary course for us and the other organization and does not afford the director any special benefits, and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board deems any relationships that have expired more than three years ago to be immaterial.

After considering the standards for independence adopted by Nasdaq and various other factors as described herein, the Board has determined that all directors other than Mr. Bilsland are independent. Mr. David C. Hardie is the only non-employee director that receives compensation from us, which compensation is solely for his role as Chairman of our Audit Committee.

Director Compensation

Other than the Chairman of the Board and the Audit Committee Chairman, our directors are not compensated for their services.  During 2017, we paid Mr. Stabio $350,000 for his services, and he had 180,000 RSUs vest for a gross amount of $1,248,400.

Mr. Stabio had 220,000 RSUs vest upon his death on March 7, 2018 at a gross value $1,463,000.

We paid Mr. David C. Hardie $7,000 for his service as Audit Committee Chairman in 2017.  Beginning 2018, Mr. David C. Hardie will receive $20,000 per year for his services as Audit Committee Chairman.

Audit Committee Report

The Audit Committee evaluates the performance of EKS&H, LLLP (EKSH), including the senior audit engagement team, each year and determines whether to re-engage EKSH or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by EKSH and their technical expertise, tenure as our independent auditors and knowledge of our operations and industry. Based on this evaluation, the Audit Committee decided to engage EKSH as our independent auditors for the year ended December 31, 2017. The Audit Committee reviewed with senior members of our financial management team and EKSH the overall audit scope and plans, and the quality of our financial reporting. The Audit Committee has the sole authority to appoint the independent auditors.

Management has reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017 with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations and reviewed certifications prepared by the CEO and the CFO that our unaudited quarterly and audited consolidated financial statements fairly present in all material respects, our financial condition, results of operations and cash flows, and have expressed to both management and EKSH their general preference for conservative policies when a range of accounting options is available.

The Audit Committee believes that, by thus focusing its discussions with EKSH, it can promote a more meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with EKSH those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee received the written disclosures and the letter from EKSH required by applicable requirements of the PCAOB regarding EKSH's communication with the Audit Committee concerning independence, and has discussed with EKSH their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of EKSH, who are engaged to audit and report on our consolidated financial statements.

In reliance on these reviews and discussions, and the reports of EKSH, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

David C. Hardie – Chairman of the Committee

Bryan H. Lawrence

Sheldon B. Lubar

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes.  The Board receives regular reports from Mr. Bilsland on areas of risk we face. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board engages with the appropriate members of management to enable its members to understand and provide input and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss our risk management culture and processes.  In the event a committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant committee will report on the discussion to the full Board to the extent necessary or appropriate.  This enables the Board to coordinate risk oversight, particularly concerning interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Compensation Committee Risk Assessment

The Compensation Committee reviewed and discussed an internal risk assessment of our executive and non-executive compensation programs and the outcomes of such assessment.  Based on such review, the Compensation Committee believes that our compensation programs (i) do not motivate our executives or our non-executive employees to take excessive risks, (ii) are aligned with shareholders’ best interests, and (iii) are not reasonably likely to have a material adverse effect on us. Our compensation programs are designed to support, reward appropriate risk-taking, and include the following:

•	Long-term performance periods; and

•	Multi-year vesting schedules for RSUs.

Policy for Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving all related person transactions by our written policy. Such transactions are generally reviewed before entry into the related person transaction. In addition, if any of our specified officers or directors becomes aware of a related party transaction that has not been previously approved or ratified, such related person transaction will be promptly submitted thereafter to the Audit Committee for its review. In reviewing a transaction, the Audit Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests are permitted to be approved. No member of the Audit Committee may participate in any review of a transaction in which the member or any of his or her family members is the related person.

Good corporate governance is a priority to us.  Our key governance practices are outlined in our committee charters, and Code of Conduct.  These documents can be found on our website, www.halladorenergy.com by clicking on “Corporate Governance,” and are available in print to any shareholder, without charge, upon request. Information on our website is not considered part of this Proxy Statement.  The Code of Conduct applies to our directors, executive officers and our other personnel. Any updates or amendments to the Code of Conduct will be posted on the website.

The Audit Committee and Compensation and Nominating Committee of the Board are responsible for reviewing the Corporate Governance Guidelines annually and reporting and making recommendations to the Board concerning corporate governance matters.

Shareholder Communications with our Board

We invite shareholders to send written communications to the entire Board or to individual Board members.  Please send your letter in care of the Chairman at the address shown on the front page of this Proxy Statement.

If a shareholder communication raises concerns about management or our ethical conduct, you can report it confidentially by e-mail at http://www.openboard.info/hpco/ or by telephone to 866-229-6923.  The communications submitted through this hotline are forwarded to the Chairman of our Audit Committee and, if appropriate, the Audit Committee will take such actions as it authorizes to ensure that the subject matter is addressed by the appropriate Board committee, management and by the full Board.

If a shareholder or other interested person seeks to communicate exclusively with our non-management directors, such shareholder communication should be sent directly to Mr. David C. Hardie,  Chair of the Audit Committee, at the Company’s address.

At the direction of the Board, we reserve the right to screen all materials sent to the directors for potential security risks, harassment purposes or routine solicitations.

Shareholders  have an opportunity to communicate with the Board at our Annual Meeting of Shareholders.

The Chairman shall be the spokesperson for the Board except in circumstances where the inquiry or comment is about the Chairman.  In such instances, the Chairman of the Audit Committee shall become the spokesperson.

INFORMATION ABOUT OUR NON-DIRECTOR NEO

LAWRENCE D. MARTIN,  age 52, CPA, is our Chief Financial Officer and Chief Accounting Officer.    In 2017 he was promoted to President of Sunrise Coal, LLC.    Prior to his promotion he was Chief Financial Officer of Sunrise Coal, a position he held for 10 years.  Before joining Sunrise Coal in 2007, he worked 19 years for CliftonLarsonAllen, LLP (CLA).  Mr. Martin was a Senior Manager at CLA prior to his employment with Sunrise Coal.  Mr. Martin is a graduate from Indiana State University and received his Bachelor of Science degree in Accounting in 1988.

PROPOSAL NO. 2: ADVISORY VOTE APPROVING NAMED EXECUTIVE OFFICERS’ COMPENSATION.

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders  for an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement as set forth in the “Summary Compensation Table” in accordance with the compensation disclosure rules of the SEC. With regard to the issuance of the RSU awards, such RSUs will lapse/vest based on achieving the adjusted EBITDA threshold,  which is defined as EBITDA plus stock compensation, plus ARO accretion.

The Board recommends that shareholders  support the following resolution for the reasons described in the Compensation Discussion and Analysis and the other tables in this Proxy Statement.

RESOLVED, that the shareholders  approve, on an advisory basis, Hallador’s compensation of its named executive officers, as disclosed in Hallador’s Proxy Statement for the 2018 Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the Summary Compensation Table and all other tables and narrative disclosures regarding named executive officer compensation.

This advisory proposal is not binding.

A majority of the shares of Common Stock represented at the Meeting and entitled to vote on this proposal must vote FOR the proposal to approve it. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes have no effect on the vote. Your vote will not directly affect or otherwise limit or enhance any existing compensation or award arrangement of any of our named executive officers, but the outcome of the say-on-pay vote will be taken into account by the Compensation Committee when considering future compensation arrangements.

The Board recommends that you vote FOR Hallador’s named executive officers compensation.

2017 CEO Pay Ratio

For 2017, the median of the total annual compensation of all our employees (other than Mr. Bilsland, our Chairman, President and CEO), was $79,000 and the annual total compensation of Mr. Bilsland was $4,444,000.   Based on this information the ratio of the annual total compensation of Mr. Bilsland to the median of the annual total compensation of all our employees was  56:1. When comparing Mr. Bilsland’s and our median employee’s 2017 wages on Form W-2, the pay ratio is 36:1

CEO Pay Ratio Summary Compensation Table Under Item 402 of Regulation S-K
Name and Principal Position	Base Pay	Over time	Bonus	Stock Awards	Dividends on outstanding RSUs	Other	Total	Ratio
Median Employee (underground miner)	$57,122	$17,798	$1,000			$3,037	$78,957	56:1
Brent K. Bilsland Chairman, President and CEO	350,000		$40,385	$4,004,750	$38,000	$10,800	4,443,935

In determining the median employee our calculation includes all employees as of December 31, 2017. All our employees are U.S. based. To determine the total compensation to identify the median employee we used gross wages paid to all full time and part time permanent employees, as of December 31, 2017, and the employer contribution to the 401(k) Plan.  We did not include medical benefits in determining total compensation.

We calculated the annual total compensation for each of our employees using the above criteria and identified the median employee by ranking the annual total compensation of all employees, except Mr. Bilsland, from lowest to highest.

Once the median employee was determined, we calculated the median employee’s 2017 compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K as prescribed for inclusion in the Summary Compensation Table included in this Proxy Statement.  With respect to the annual total compensation of Mr. Bilsland, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

Compensation Discussion and Analysis

Our program regarding compensation of our executive officers is different from many public company programs.

For 2017, we had two named executive officers, our CEO and CFO (collectively called the “NEOs”).  Our Board controls 44.2% of Common Stock and our Compensation Committee is comprised of four directors: who collectively control 40.3%  of our shares outstanding. The Compensation and Nominating Committee determines how the NEOs should be compensated.

Our NEOs do not have employment agreements. There are no excessive perquisites such as company aircraft, car leases, or country club memberships. We do not have stock options. We offer no post-employment benefits other than our 401-K plan, which is available to all employees. They also participate in the same health benefit programs that are offered to all of the employees and their families.

We do not use outside consultants to determine executive compensation. We are of the opinion that our Compensation and Nominating Committee, based on their many years of business experience, has the requisite knowledge to determine our NEOs compensation.

Our compensation philosophy is quite simple; the NEOs’ base salary is set to provide a degree of financial certainty and stability.  We believe if our NEOs become wealthy, it will be primarily through their ownership in our stock, not through salaries.  We believe these RSU awards that vest over time help ensure that they have a stake in the

Company’s long-term success by providing an incentive to improve the overall growth, profitability, and value of our Company while aligning their interests with those of our shareholders.

As evidence of this philosophy, for the past three years between 42%-87% of our NEO’s compensation (using the W-2 Compensation) was attributable to the vesting of RSUs each year.

In June 2017, our Board approved a new Four-Year Compensation Plan (The Four-Year Plan) for our NEOs.  The Four-Year Plan consists of three components in order of importance:

•	RSUs that vest/lapse equally over four years beginning December 16, 2018. Such RSUs were issued under the shareholder-approved Amended and Restated Restricted Stock Unit Plan.
•	Annual Base Salary (not attached to performance goals)
•

Retention Bonus in the event of a change of control due to (1) the acquisition by any person or group of related persons (as determined pursuant to section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership of securities of the Corporation representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members, or (ii) shareholder approval of (A) any agreement for a merger or consolidation in which the Corporation will not survive as an independent corporation or other entity, or (B) any sale, exchange or other disposition of all or substantially all of the Corporation’s assets, including, without limitation, the sale, exchange or other disposition of the equity securities or assets of Sunrise Coal, LLC

In December 2018, we expect 106,250 RSUs to vest that were issued to our NEOs in June 2017.

Compensation Committee Report

Our Compensation and Nominating Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on these reviews and discussions, the Compensation and Nominating Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation and Nominating Committee Members:

David C. Hardie-Chairman

Steven Hardie

Bryan H. Lawrence

Sheldon B. Lubar

Compensation Committee Interlocks and Insider Participation

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure.

NAMED EXECUTIVE OFFICERS (NEOs) COMPENSATION

Compensation paid to our NEOs is outlined in the Summary Compensation Table below. Under the 2017 Four-Year Compensation Plan, there is a provision for a retention bonus payable upon a change of control as discussed in the Compensation Discussion and Analysis above.

Summary Compensation Table Under Item 402 of Regulation S-K
Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards (1)	Dividends on outstanding RSUs	Other (2)	Total
Brent K. Bilsland	2017	$350,000	$40,385		$4,004,750	$38,000	$10,800	$4,443,935
Chairman, President & CEO	2016	350,000	26,923			32,000	10,600	419,523
	2015	356,731	897,923	(3)		48,000	10,600	1,313,254

Lawrence D. Martin	2017	210,000	34,154		2,550,300	21,600	10,800	2,826,854
CFO	2016	210,000	30,115		543,600	14,400	10,600	808,715
	2015	214,039	465,615	(3)		6,800	10,038	696,492
(1)	RSUs: value based on grant date fair value.
(2)	Consists of 401(k) matching contributions.
(3)	Includes the bonus awarded in 2015 related to the Vectren Fuels acquisition; such bonuses were paid subsequent to December 31, 2015.

Realized Compensation per W-2s and “At Risk” Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Value Realized on RSU Vesting	Dividends on outstanding RSUs	Other	Total W-2 Compensation	Percentage of “At Risk” Compensation
Brent K. Bilsland	2017	$350,000	$40,385	$2,334,500	$38,000		$2,762,885	86%
Chairman, President & CEO	2016	350,000	896,923	874,000	32,000		2,152,923	42%
	2015	356,731	26,923	536,000	48,000		967,654	60%

Lawrence D. Martin	2017	$210,000	34,154	1,671,600	$21,600		1,937,354	87%
CFO	2016	210,000	465,115	524,400	14,400		1,213,915	44%
	2015	214,039	30,115	334,900	6,800		585,854	58%

Outstanding Equity Awards at December 31, 2017

The following table sets forth information concerning the outstanding stock awards held at December 31, 2017 by the named executive officers.

Name	Number of Shares or RSUs That Have Not Vested (1)	Market Value of Shares or RSUs That Have Not Vested (2)
Brent K. Bilsland Chairman, President and CEO	275,000	$1,674,750

Lawrence D. Martin CFO	150,000	913,500

(1)If the performance criteria set by the Compensation Committee is met, the RSUs will lapse/vest ratably over four years beginning December 16, 2018.

(2)Market value is calculated at the number of common shares indicated multiplied by $6.09, which was the closing price of the Company’s common shares on December 29, 2017, as reported by the Nasdaq Stock Market.

Restricted Stock Unit Plan and Stock Bonus Plan

At December 31, 2017, we had 944,500 RSUs outstanding and 1,393,068 available for future issuance.  Our Amended and Restated 2008 Restricted Stock Unit Plan was approved by our shareholders on May 25, 2017.  As of March 29, 2018, there are 1,398,602 RSUs available for future issuance.

Our stock bonus plan was authorized in late 2009 with 250,000 shares.  We did not issue any shares from the Stock Bonus Plan in 2017, and there are 86,383 shares available for future issuance.

2018 COMPENSATION TO BE PAID TO NEOS

Name and Principal Position	Salary	Bonus	Total	RSU Awards that Lapse/Vest on December 16, 2018
Brent K. Bilsland Chairman, President & CEO	$385,000	$44,423	$429,423	68,750
Lawrence D. Martin CFO	231,000	17,769	248,769	37,500

The Compensation and Nominating Committee set a performance goal of $50 million in adjusted EBITDA,  which is defined as EBITDA plus stock compensation, plus ARO accretion for determination of the vesting/lapsing of RSUs.

The Compensation and Nominating Committee approved the Four-Year Compensation Plan in June 2017 which awarded RSUs to our NEOs.    Vesting of the RSUs awarded in June vest/lapse ratably over four years beginning December 16, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 29, 2018 by (i) each person who is known by us to own beneficially more than five percent of our outstanding voting stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our executive officers and directors as a group.  As of March 29, 2018, the Record Date, 29,955,713 shares of our Common Stock were issued and outstanding.

We do not have any RSUs that vest within 60 days from the date of this Proxy Statement.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned	Percent (1)
Yorktown Energy Partners (2) 410 Park Avenue New York, NY 10022	5,454,904	5,454,904	18.2
Lubar Equity Fund LLC 700 North Water Street, Suite 1200 Milwaukee, WI 53202	2,788,685	2,788,685	9.3
Hallador Alternative Assets Fund (3) 940 Southwood Blvd., Suite 201 Incline Village, NV 89451	1,671,465	1,671,465	5.6
Bryan H. Lawrence (4) 410 Park Avenue New York, NY 10022	5,878,532	5,878,532	19.6
Sheldon B. Lubar (5) 700 North Water Street, Suite 1200 Milwaukee, WI 53202	2,788,685	2,788,685	9.3
David C. Hardie (6) 940 Southwood Blvd., Suite 201 Incline Village, NV 89451	1,810,555	1,810,555	6.1
Steven Hardie (7) 940 Southwood Blvd., Suite 201 Incline Village, NV 89451	1,596,160	1,596,160	5.3
Brent K. Bilsland (8)	1,162,455	1,162,455	3.9
Lawrence D. Martin	265,831	265,831	0.9
Officers and Directors as a group (6) persons	13,502,218	13,502,218	45.1

(1)	Based on shares issued and outstanding as of the Record Date.
(2)	Includes 604,904 shares owned by Yorktown Energy Partners, VI L.P., 1,900,000 shares owned by Yorktown Energy Partners, VII L.P., and 2,950,000 shares owned by Yorktown Energy Partners VIII, L.P.
(3)

Hallador Alternative Assets Fund LLC (“HAAF”) beneficially owns 1,671,465 shares. HAAF is a Delaware limited liability company. HAAF is a private equity investment fund directed or controlled by its managing members, Hallador Management LLC and David C. Hardie.

(4)

Mr. Lawrence owns 423,628 shares directly.  Also, includes 604,904 shares owned by Yorktown Energy Partners, VI L.P., 1,900,000 shares owned by Yorktown Energy Partners, VII L.P., and 2,950,000 shares owned by Yorktown Energy Partners VIII, L.P., which Mr. Lawrence disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)	These shares are indirectly owned by Lubar Equity Fund LLC. The Fund is managed and controlled by Lubar & Co., Inc., of which Mr. Lubar is a director, the Chairman and a shareholder.
(6)	Mr. David C. Hardie’s shares include 1,671,465 shares owned by HAAF. He also individually owns 139,090 shares directly.
(7)	Mr. Steven Hardie individually owns 139,089 shares directly.

Mr. Steven Hardie’s shares include 21,489 shares beneficially owned by the Steven Robert Hardie Trust; 13,481 shares beneficially owned by the Sandra Hardie Trust; and 1,422,101 shares owned by NextG Partners, LLC, a Nevada limited liability company.  Steven Hardie is a member and manager of NextG Partners, LLC, owning 38% of its membership interests. He disclaims beneficial ownership of the other 62% of the shares held by NextG Partners or 881,703 shares

Mr. Steven Hardie is also trustee of the Steven Robert Hardie Trust.  Mr. Steven Hardie’s spouse, Sandra Hardie, is trustee of the Sandra W. Hardie Revocable Family Trust.  Mr. Steven Hardie disclaims any beneficial ownership in any other shares held by the above-described entities.

(8)	Includes 455,717 shares owned by Mr. Bilsland’s spouse and minor children. Mr. Bilsland disclaims beneficial ownership of such shares.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that the reports filed for all of the directors and executive officers were timely filed.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Auditors

EKSH has served as our independent auditors since June 2003 and has been selected by the Audit Committee as independent auditors for 2018.  A representative from EKSH is not expected to attend the Meeting.  Brent Peterson age (52) is our Audit Partner and Joe Adams (age 58) is the concurring partner.

Audit Fees

Audit fees for 2017 were $338,000 plus an additional $15,000 for the 401(k) audit.  Audit fees for 2016 were $343,000 plus an additional $15,000 for the 401(k) audit.

Pre-Approval Policy

The Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by EKSH.  The policy requires that all services EKSH provides to us be pre-approved by the Audit Committee.  The Audit Committee approved all services provided by EKSH during 2017 and 2016.

PROPOSALS BY SECURITY HOLDERS

The Board did not receive any proposals for consideration to be voted upon at the Meeting.

Other Matters

The Board does not intend to bring any other matters before the Meeting and has not been informed that any other matters are to be presented by others.

Shareholder Proposals For 2019 Annual Meeting

Any qualified shareholder desiring to have their proposal included in the 2019 Proxy Statement must submit it in writing to us no later than December 20, 2018.  The submission of a shareholder proposal does not guarantee that it will be acted upon.

CONTACT INFORMATION

All inquiries should be addressed by mail to:  Hallador Energy, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264; by phone to 303-839-5504 ext. 316; or by e-mail at: investorrelations@halladorenergy.com.